UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2019

LANDEC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27446	94-3025618
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

5201 Great America Parkway, Suite 232, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(650) 306-1650
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	LNDC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment No. 1”) amends and restates in its entirety Items 5.02 and 9.01 of the Current Report on Form 8-K filed by Landec Corporation (the “Company”) on October 21, 2019 (the “Original Report”) to correct the disclosure contained in Item 5.02(e)(1) describing the approval of certain modifications to the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiary, Curation Foods, Inc. Except as specifically noted above, this Amendment No. 1 does not amend any other item of the Original Report or purport to provide an update or discussion of any developments at the Company subsequent to the filing date of the Original Report. This Amendment No. 1 should be read in conjunction with the Original Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) (i) On February 25, 2020, the Board of Directors of Landec Corporation (the “Company”) modified the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its Curation Foods, Inc. (“Curation Foods”) subsidiary for fiscal year 2020. The cash bonus plan for its Lifecore Biomedical, Inc. (“Lifecore”) subsidiary for fiscal year 2020 was not modified. Employees of the Company, Curation Foods and Lifecore are eligible to receive cash bonuses in target amounts that range from 40% to 100% of base salary for executive officers and from 8% to 40% of base salary for other employees. For employees of Lifecore, the bonus criteria remain the same, whereby such employee’s bonus target is based on Lifecore achieving revenue and operating income goals for the 2020 fiscal year. For employees of Curation Foods, such employee’s bonus target is based on Curation Foods achieving adjusted EBITDA goals for the 2020 fiscal year. For employees of the Company, such employee’s bonus target is based on the Company achieving adjusted EBITDA goals for the 2020 fiscal year. For Lifecore, the bonus payments are calculated on a sliding scale based on actual revenue and operating income for the fiscal year in proportion to the performance targets; provided that no bonus is payable to employees of Lifecore if revenue or operating income is less than 80% of the target amount. For Curation Foods and the Company, no bonus is payable to employees if adjusted EBITDA is less than 90% of the target amount. To receive any bonus, a participant must be employed by the Company, Curation Foods or Lifecore at the end of the 2020 fiscal year. Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the 2020 fiscal year.

(ii) On October 16, 2019, the stockholders of the Company approved the Company’s 2019 Stock Incentive Plan (the “Plan”). Upon such approval, the Plan became effective and, as a result, no further awards will be made under the Company’s 2013 Stock Incentive Plan. Employees (including officers), consultants and directors of the Company and its subsidiaries and affiliates are eligible to participate in the Plan. The Plan provides for the grant of stock options (both nonstatutory and incentive stock options), stock grants, stock units and stock appreciation rights. Awards under the Plan will be evidenced by an agreement with the Plan participant. A total of two million (2,000,000) shares of the Company’s common stock are available for awards under the Plan.

The Board of Directors may amend the Plan at any time and for any reason, provided that any such amendment will be subject to stockholder approval to the extent required by applicable laws, regulations or rules. The Board of Directors may terminate the Plan at any time for any reason. The term of the Plan is seven years from the date of stockholder approval.

The foregoing description of the Plan is only a summary and is qualified in its entirety by reference to the Plan, which is filed as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	2019 Stock Incentive Plan and related forms of agreements (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on October 21, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2020

LANDEC CORPORATION
By:	/s/ Brian McLaughlin
Brian McLaughlin Interim Chief Financial Officer and Vice President of Finance and Administration